Exhibit 10.38

February 18, 2020

Jim Momtazee
Sent Via Email

Re:  BridgeBio Services Employment

Dear Jim:

BridgeBio Services, Inc. is pleased to offer you employment on the following terms:

1.Position.  Your title will be Senior Advisor - Transactions.  You will report to the Chief Executive Officer, Neil Kumar, with such powers, duties, responsibilities, and accountabilities as set forth below, or as may from time to time be prescribed by the Company’s senior executives or the Board of Directors of BridgeBio Pharma, Inc. (the “Board”), provided that such duties are consistent with your position.  In your role, you would also act as a Management Committee Member.  The position is a part-time, exempt position and you will be required to devote at least 20 hours per week, on average, to the business and affairs of the Company.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.  As used in this letter agreement, the “Company” shall refer to BridgeBio Pharma, Inc. and its subsidiaries, including without limitation BridgeBio Services, Inc.; provided, that your direct employer will be BridgeBio Services, Inc.

2.Salary.  The Company will pay you a starting salary beginning as of your start date at the annual rate of $50,000, payable in accordance with the Company’s standard payroll schedule and subject to tax- related deductions and withholdings.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  Unless otherwise approved by the Board (or a committee thereof) in its sole discretion, you will not be eligible to receive any annual cash bonuses.

3.Equity Grants.

(a)

Stock Option.  Subject to approval by the Board (or a committee thereof), following your Start Date, you will be granted an option to purchase shares of BridgeBio Pharma, Inc.’s common stock (the “Option”) valued at $293,750 on the date of grant, at an exercise price per share equal to the fair market value of a share of BridgeBio Pharma, Inc.’s common stock on the effective grant date of the Option.  The number of shares of BridgeBio Pharma, Inc. common stock subject to the Option will equal $293,750 divided by the Black-Scholes value of an option to purchase one share of BridgeBio Pharma, Inc.’s common stock on the date of grant, rounded down to the nearest whole share.  The Option shall be fully vested as of your Start Date and will be subject to the terms and conditions of the BridgeBio Pharma, Inc. 2019 Stock Option and Incentive Plan (as amended from time to time, the “Plan”) and the stock option agreement thereunder, which you will be required to sign as a condition to receiving your Option.

(b)

Restricted Stock Units.  In addition, subject to approval by the Board (or a committee thereof), following your Start Date, you will be granted restricted stock units (“RSUs”) valued at $293,750.  Each RSU entitles you to one share of common stock of BridgeBio Pharma, Inc. if and when the RSU vests.  The number of shares of common stock of BridgeBio Pharma, Inc. underlying the RSUs will be determined by dividing $293,750 by the average closing market price of one share of the common stock of BridgeBio Pharma, Inc. as reported on the NASDAQ Global Select Market over the 20 trading days ending on the grant date.  All of the RSUs will vest on the 16th of the first February, May, August or November following your Start Date.  The value of the vested shares will be includable in your gross income for the taxable year in which you receive the shares, and such value will be subject to applicable withholding taxes and other deductions required by law (the “Shares Withholding Taxes”).  The Company will use reasonable best efforts to structure the grant of the Shares so that the Shares Withholding Taxes will be paid using a broker-assisted sell-to-cover arrangement.  You should consult with your own personal tax advisor regarding the tax consequences of this letter agreement.  The RSUs will be subject to the terms and conditions of the Plan and the restricted stock unit award agreement thereunder, which you will be required to sign as a condition to receiving your RSUs.

4.Employee Benefits.  You will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time (including, without limitation, any group health care plan, Paid Time Off, and 401(k)), subject to the terms of such plans.

5.Employment Relationship.  It is understood that you are an “at-will” employee.  You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you.  Any contrary representations that may have been made to you are superseded by this letter agreement.  Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time (except as otherwise provided herein), the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

6.Proprietary Information and Inventions Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A.

7.Background Check; Employment Eligibility.  This offer is contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States.  You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.  The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees.  You will be required to complete a Form I-9 which will be provided to you before your Start Date.  Please bring the appropriate documents listed on that form with you when you report for work.  We will not be able to employ you if you fail to comply with this requirement.  Also, this offer is subject to satisfactory reference checks if necessary.

8.Interpretation, Amendment and Enforcement.  This letter agreement and the Confidentiality Agreement constitute the complete agreement between you and the Company regarding your employment with the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time.  In the event the terms of this letter contradict or are in any way different from the terms contained any other document(s) provided by the Company, this letter shall control unless otherwise expressly set forth in such other document(s).  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidentiality Agreement and returning them to me.  Should you accept this offer, your start date of employment will be February 12, 2020, or any other date agreed upon between you and the Company (the “Start Date”).

Sincerely,
/s/ Neil Kumar
Neil Kumar, Chief Executive Officer, and the BridgeBio Team

I have read and accept this employment offer.

/s/ Jim Momtazee
Jim Momtazee

February 23, 2020
Date